Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Chief Financial Officer
August 2, 2007

Thank you Steve and good morning everyone!

My comments relate primarily to the second quarter of 2007. We will file our Form 10-Q this morning. You will find more details there about our second quarter results. During my remarks, I will provide earnings per share guidance for the third quarter and the full year of 2007. Additionally, I will provide updated guidance with respect to operating margins in our Rail, Inland Barge and Energy Equipment groups.

For the second quarter of 2007, we reported earnings of 85 cents per diluted share from continuing operations. This compares with 81 cents per share from continuing operations in the same quarter of 2006. Revenues for the second quarter of 2007 increased 5% to $893 million over the same quarter last year.

Earnings from continuing operations exceeded the high end of our expectations by 12 cents per share. These positive results were primarily due to the following:

•	Our initial Railcar sale to TRIP Holdings provided 9 cents per diluted share; coupled with

•	excellent operational performance in our Rail and Inland Barge businesses.

Rail Group
Moving to our Rail Group.

Revenues for this group increased 12% on a quarter-over-quarter basis. Rail Group sales to Trinity’s Leasing and Management Services Group were $283 million in the second quarter of 2007 with profits of $50.3 million, or approximately 41 cents per diluted share. This compares with sales to our Leasing Group in the second quarter of 2006 of $119 million with profits of $12.2 million or 10 cents per diluted share. These inter-company sales and profits are eliminated in consolidation.

Our margin results for the Rail Group were 16.1%.

At this time, we anticipate margins for the Rail Group of between 14.0% and 15.0% for the third quarter.

Our assumptions for margins are based on the following:

•	continued production efficiencies and

•	no significant supply problems in steel or other basic materials.

The Rail Group backlog as of June 30, 2007 consisted of approximately 33,880 railcars, with an estimated sales value of $2.8 billion.

Inland Barge Group
Now turning to our Inland Barge Group.

The Inland Barge Group’s second quarter performance was once again very strong, posting revenues of $120 million and operating profit of $6.6 million, which included the $15 million charge for the proposed barge settlement. The results of the Barge Group continue to reflect a high level of operational excellence. This group’s backlog, as of June 30, 2007, totaled approximately $677 million. This compares with $487 million one year ago.

We anticipate Inland Barge revenues of between $120 and $130 million in the third quarter. Operating profit margins are expected to range between 14% and 16% during the quarter.

Energy Equipment Group
Now moving to the Energy Equipment Group.

During the second quarter, this group’s Windtower business continued to experience some production issues and growth challenges typical of fast-growing operations. The result was operating profits for the Energy Equipment Group of $11.7 million and an operating profit margin of 11.8% which represents a 70 basis point improvement from the first quarter of this year. Overall, we expect margins for the group to increase for 2007. However, we are no longer guiding the margin as a result of the unpredictable nature of the expansion cost associated with the rapid growth. Revenues for the group will total approximately $450 million for 2007, which represents a 34% improvement in revenue over last year. We have expanded our 10Q disclosures in this segment to include revenue from the Windtower business.

Construction Products Group
Revenues for our Construction Products Group were up 5% when compared to the same quarter of the previous year. Operating profit was $15.8 million for the quarter, representing a decline of $4.3 million from the same quarter of the previous year. The profit decline is primarily related to the poor weather conditions we experienced during the second quarter.

Leasing and Management Services Group
Our Railcar Leasing and Management Services Group reported revenues of $162.5 million compared with $71.8 million in the same quarter of the previous year. Operating profit was $39.5 million with $11.7 million resulting from car sales. The second quarter reflects the initial quarter in which we have completed transactions with the new company TRIP Holdings. As we discussed earlier, TRIP Holdings is a new company which Trinity, through one of its subsidiaries, owns 20%. In addition, we have management duties and administrative obligations. During the next 24 months the new company is anticipated to acquire $1.4 billion dollars in railcars from Trinity. TRIP Holdings has provisions to expand beyond the $1.4 billion. TRIP Holdings will be supplied with some railcars from our existing fleet, but the vast majority will come directly from our production lines. All railcars being purchased by TRIP Holdings will have firm leases in place with independent third parties. This new company allows Trinity to continue its core competency of lease originations, while maintaining a participation in the upside of the leasing economic benefits.

For 2007, we now anticipate between $525 and $575 million in net fleet additions to our own fleet. These figures represent a reduction from our previous guidance of $750 to $850 million in net fleet additions. As a form of clarity, net fleet additions are the fair market value of cars added to our fleet less the proceeds of cars sold from the fleet. Our Railcar backlog of $2.8 billion has approximately 65% or $1.8 billion dedicated to our Leasing Company and TRIP Holdings. As a result of the TRIP transaction, we currently estimate that approximately $800 million of the backlog will be purchased by TRIP Holdings. The result is our backlog dedicated to our leasing group has declined to approximately 37% of the total Trinity Rail backlog as compared to 61% last quarter.

Consolidated
Moving to our consolidated results.

For 2007, we expect non-leasing capital expenditures of between $170 and $190 million.

During the third quarter, we will defer approximately $270 million in revenue and between $40 and $44 million in operating profits as we grow our Leasing business and sell cars to TRIP Holdings. This represents between 33 and 36 cents per diluted share.

Also during the third quarter, we anticipate a second funding of cars to TRIP Holdings from our existing lease fleet of approximately 65 million dollars which will provide approximately 7 cents of income per diluted share.

We anticipate earnings from continuing operations for the third quarter to range between 92 and 97 cents per diluted share.

Our previous guidance for 2007 has improved. The new guidance is for earnings per share of between $3.35 and $3.45 for the full year on a fully diluted basis. Included in our assumptions for 2007 are:

•	normal weather conditions

•	no unanticipated adverse resolution of legal matters

•	the elimination of between $133 and $139 million in profit for railcars sold to our Leasing Company and TRIP Holdings, or approximately $1.08 to $1.13 per diluted share.

•	In addition, we are projecting the funding of approximately $525 million to TRIP Holdings from both the existing fleet and directly from our new car production lines.

In our earnings release yesterday, we provided a reconciliation of the non-GAAP term EBITDA. EBITDA from continuing operations for the second quarter of 2007 was approximately $153 million as compared to $144 million in the same quarter last year.

At this time I will turn the presentation back to James for the question and answer session.